AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 2011

REGISTRATION NO. 333-175617

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUSTAINABLE ENVIRONMENTAL TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

California	33-0230641
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2377 W Foothill Blvd, Suite 18 Upland, CA	91786
(Address of Principal Executive Offices)	(Zip Code)

2010 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN
(Full title of the Plan)

Keith Morlock
2377 W Foothill Blvd, Suite 18
Upland, CA 91786
(801) 810-9888
(Name, address and telephone number of agent for service)

Copies to:
Scott Olson, Esq.
65 Enterprise
Aliso Viejo, CA 92656
(949) 330-6547

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 Par Value	17,875,000	(2)	$0.075	$1,340,625
Common Stock, $0.001 Par Value	2,125,000	(3)	$0.075	$159,375
TOTAL	20,000,000			$1,500,000	$174.15(4)

(1)
Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, with respect to 17,750,000 shares of Common Stock issuable under the Company’s 2010 Incentive and Nonstatutory Stock Option Plan (the “2010 Plan”), based upon the average of the high and low prices of the Registrant’s Common Stock on the OTCQX on July 13, 2011, which was $0.075.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, with respect to 2,250,000 shares of Common Stock previously issued under the 2010 Plan, based upon the average of the high and low prices of the Registrant’s Common Stock on the OTCQX on July 13, 2011, which was $0.075.

(4)	Previously paid.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-8 (this “Amendment”) is filed by Sustainable Environmental Technologies Corporation (the “Company”) and amends the registration statement on Form S-8 (File No. 333-175617) filed with the Securities and Exchange Commission on July 15, 2011 (the “Registration Statement”) registering 20,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), issuable under the Company’s 2010 Incentive and Nonstatutory Stock Option Plan (the “2010 Plan”).

This Amendment corrects that of the 20,000,000 shares of Common Stock issuable pursuant to the Equity Plan registered on Form S-8, 2,125,000 shares of Common Stock were previously issued pursuant to the 2010 Plan to certain Company employees, directors and consultants as discussed herein.

Therefore this Amendment contains two parts.  The first part contains a resale prospectus prepared in accordance with the requirements of General Instruction C to Form S-8 that covers resales of “restricted securities” and “control securities” (in each case, as defined in General Instruction C to Form S-8).  This resale prospectus relates to the 2,125,000 previously issued shares of Common Stock pursuant to the 2010 Plan.  The second part of this Registration Statement contains Information Required in the Registration Statement pursuant to Part II of Form S-8.

REOFFER PROSPECTUS

SUSTAINABLE ENVIRONMENTAL TECHNOLOGIES CORPORATION

2,125,000 SHARES OF COMMON STOCK

This prospectus relates to the resale, from time to time, of up to 2,125,000 shares of our common stock, $0.001 par value per share, by the selling stockholders listed in this prospectus.  The selling stockholders acquired such shares pursuant to stock grants made under the Sustainable Environmental Technologies Corporation 2010 Incentive and Nonstatutory Stock Option Plan (the “2010 Plan”).

We will not receive any proceeds from sales of the shares of our common stock covered by this prospectus by any of the selling stockholders.  The shares may be offered, from time to time, by any or all of the selling stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he, she or they may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price.  See “Plan of Distribution.”  We will bear all costs, expenses and fees in connection with the registration of the shares.  Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the selling stockholders.

Each selling stockholder and any broker executing selling orders on behalf of a selling stockholder may be deemed to be an “underwriter” as defined in the Securities Act of 1933, as amended, or the Securities Act.  If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the shares of common stock covered by this prospectus as principals, any profits received by such broker-dealers on the resales of shares may be deemed to be underwriting discounts or commissions under the Securities Act.  In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions.

Shares of our common stock are listed on the OTCQB under the symbol “SETS.”  On November 8, 2011, the last reported sale price of our common stock was $0.145 per share.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated November 10, 2011

No person is authorized to give any information or represent anything not contained or incorporated by reference in this Prospectus or any prospectus supplement. This Prospectus and any prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this Prospectus or any prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition and results of operations may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material also may be obtained by mail from the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Additionally, the Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

This Prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents of the Company heretofore filed with the Commission are hereby incorporated in this Prospectus by reference:

(a)	The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2011 filed June 29, 2011;
(b)	The description of the Company's common stock contained in the Company's Registration Statement on Form SB-2, as amended, filed September 19, 2006;
(c)	The Company’s Current Report on Form 8-K filed September 8, 2011; and
(d)	The Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2011 filed August 9, 2011, as amended on September 21, 2011, and September 30, 2011 filed on November 8, 2011;

All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement of which this Prospectus forms a part which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from their respective dates of filing.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The information relating to the Company contained in this Prospectus should be read together with the information in the documents incorporated by reference.

The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to the Legal Department, Sustainable Environmental Technologies Corporation, 2377 W Foothill Blvd, Suite 18, Upland, CA 91786, telephone (801) 810-9888.

WHO WE ARE

Organizational History

We were incorporated on July 21, 1985 with the name International Beauty Supply Ltd under the laws of the state of California.  On May 28, 1993, we filed an amendment to the articles of incorporation to change our name to L.L. Knickerbocker Co., Inc.  On January 9, 2003, we filed an amendment to the articles of incorporation to change our name to RG Global Lifestyles, Inc.  On July 28, 2010, we filed an amendment to the articles of incorporation to change our name to our current name Sustainable Environmental Technologies Corporation.

The Corporation is authorized to issue three hundred million (300,000,000) shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.001 par value per share.

General Overview of Business

Our business objective is dedicated to responsible resource utilization through environmentally sustainable technologies. Headquartered in Southern California and with offices in Utah and Colorado, our objective is to set the standard for responsible principles of sustainable development.  Through patented technologies and strategic acquisitions, we intend to solve environmental issues with an economic advantage to the consumer. Our technologies are intended to limit our customer’s environmental impact by conserving valuable and diminishing natural resources.

Current and future services include, and are expected to include, innovative eco-technologies that provide patented treatment, recovery, reclamation and re-injection services for produced water (associated with the oil and gas industry) and complete sustainable energy solutions that bridge the gap between existing energy sources and the sustainable energy sources.  Such design and application will meet the needs of tomorrow by preserving the natural resources of today.  We also provide customized services that include design, construction management, operation and maintenance services, and equipment manufacturing for the industrial and municipal sectors.  With strategic partnerships, through prominent global manufacturers and distributors, we have access to a worldwide sales and distribution network.

Principal Products and Services

Services

Pro Water Blue Bench Salt Water Disposal Well

Through an acquisition of all of the issued and outstanding membership interests of Pro Water, LLC, a Utah limited liability company (“Pro Water”) , the Company acquired Pro Water’s Blue Bench Class II Salt Water Disposal Well (“SWD”).  The SWD is owned and operated in Duchesne, Utah and is one of the few, if not the only, available methods for disposing “Produced Water” in that location.  Produced Water is water that is created when drilling for oil and gas.  The SWD takes the Produced Water brought in from customers in Duchesne, Utah and converts that Produced Water into clean water which can be reused when drilling for oil and gas.

The SWD resides on two five-acre parcels. With the exception of a few outlying buildings, the SWD has been completely re-designed to increase the capacity for production and allow the SWD to operate during the winter months. With the completion of the upgrades and automation, the redesigned SWD is capable of handling over 7,000 barrels per day of Produced Water.  Efficiency and automation designs allow the SWD to operate with minimal labor while achieving maximum production results. The SWD serves as a showpiece, as it is a modern and innovative injection well.

Because SWD’s are essential to the responsible processing of produced water, form the oil and gas industry, we acquired Pro Water to expand our water processing services for the disposal of Produced Water. Through Pro Water’s SDW, we have established a customer base in that is currently generating a positive monthly cash flow.  Furthermore, since January of 2011, business at the SWD has steadily increased as local governments increase regulations and restrictions for disposing Produced Water. While there are several key factors to obtaining new business, the ratio of available business per customer is based solely on the number of oil and gas wells the customer has within the serviceable radius of the injection well.  As new gas wells are developed within the serviceable radius of the well, the ratio of customers to percentage of business will decrease.

Products

ProWater’s Centerline SWD™

ProWater’s proprietary Centerline SWD™ system utilizes green technology to efficiently separate oil, water and other by-products produced from oil and gas operations. This three-pronged separation approach enables ProWater to derive revenue and safely dispose of the remaining components by selling oil to refiners and providing processed water for use in hydraulic fracturing or water injection. Applied to approved formations, this re-used water is injected thousands of feet below potential ground water zones.

Centerline SWD™ facilities, utilize Class II deep disposal wells that are recognized as one of the safest forms of disposing of Produced Water.  It would take three separate, simultaneous integrity failures to pose any environmental risk.  With agencies such as the Environmental Protection Agency set to release new national standards for the disposal of Produced Water, generated from shale formations, each Centerline SWD™ facility contains a complex safety system with a series of redundant controls that exceed local, state and federal requirements.  The system is designed in such a way that if it encounters even one safety abnormality, the entire facility is immediately and automatically shut down, it further issues alerts to multiple predetermined individuals.  No further water can be taken into the facility or pumped down hole until the safety issue is resolved.

ProWater’s Centerline SWD™ system intelligently combines highly efficient process controls with best in class technologies and inserts them into a portable modular design. The Centerline SWD™ system utilizes a horizontal surface pumping systems (SPS) that features a directly-coupled, multistage centrifugal pump that is uniquely designed for high pressure, low to medium flow and environmentally sensitive applications.  The SPS pump has low maintenance requirements, a long run-life and can be easily modified in the field.  The addition of variable speed drives and logic control systems lower operating costs and improve reliability, while providing intelligent monitoring and control capabilities.  Another key advantage of the Centerline SWD™ is the ability to maintain full manufacturing and construction capacity year round.

DynIX™ Technology

The Company, under the name SET Corp, manufactures plants that utilize its proprietary (DynIX™) wastewater treatment technology, based on an ion-exchange process for the treatment and reclamation of Produced Water, from the oil and gas industry. The DynIX™ Technology can be used as a pretreatment that allows systems such as RO filtration to work more efficiency or as a standalone system that removes sodium and other pollutants from Produced Water allowing it to be returned to the environment within local, state and federal environmental compliance regulations. The successful removal of the treated Produced Water in turn allows energy companies to harvest and sell methane, gas and oil associated with such fields. The Company receives a royalty from the customer for every barrel of Produced Water treated and purified.

In April of 2008, we constructed and successfully tested its first plant in Wyoming in connection with an agreement with Yates Petroleum, Inc. This agreement was structured on a “build, own and operate” economic model whereby we provided a “turnkey” plant to Yates Petroleum and charges a royalty per barrel of cleaned Produced Water. The Company received a fixed royalty for every barrel of Produced Water treated and purified and maintained ownership of the equipment under a five-year contract.  After unsuccessfully attempting to negotiate a higher royalty rate, then we decided to shut the plant down until a buyer could be found.  Subsequent to the shutting down the plant, Yates Petroleum, Inc. cancelled its agreement with the Company.

Recently, the Company has changed its strategy from solely a build to sell manufacturing environment to include a royalty-based model whereby the Company would license its DynIX™ Technology to achieve royalty income.

MultiGen Technology

The MultiGen is a highly efficient, reliable, low-emission and commercially proven integrated solution that uses natural gas, biogas, diesel or other fuels to power a micro-turbine that in turn powers a chiller running our patent-pending air conditioning/water-from-air generation unit. As utilized in Australia, the MultiGen was able to achieve up to 95% overall efficiency by the onsite generation of water, air conditioning, electrical power, heating and cooling water.  In addition, as utilized in Australia, MultiGen can save as much as 400 tons of CO2 per year when compared to using grid-supplied electricity. This results in greater efficiencies with respect to water and energy use, significantly improves security of supply and reduces greenhouse gas emissions, all at less cost.

When operating on natural gas, MultiGen can reduce grid-supplied power requirements for the same functions by approximately 50% as utilized in Australia. It is ideally suited to locations where natural gas-produced electricity is cheaper than grid supplied, as well as disaster areas and remote areas without existing utility infrastructure.

Unlike typical co-gen and tri-gen systems, the MultiGen  has a much smaller equipment footprint, requires less maintenance, and the running are quieter and can be easily retrofitted to existing facilities or installed in new developments

Operational History

Pro Water

On July 7, 2010, we entered into an agreement with Pro Water (the "Pro Water Agreement") to acquire 100% of the membership interests of Pro Water, LLC (“Pro Water”), a Utah limited liability company, from its sole  member, Metropolitan Real Estate, LLC (the “Metropolitan”), a New York limited liability company. Metropolitan is an entity controlled by Horst Franz Geicke, a beneficial owner of the Company.  Pro Water’s sole business is its ownership and operation of an injection well disposal refinery (“DIW”) in Duchesne, Utah.  In exchange for the purchase of the membership interest of Pro Water, we assumed all Pro Water debts, 20,000,000 shares of our restricted common stock were to be issued, and a secured convertible promissory note (the "Pro Water Note") was to be issued.  The amount of the Pro Water Note was in the amount of $2,000,000, at an interest rate of 5% per annum,  payable quarterly over a period of one year commencing on the closing date of the Pro Water Agreement.   In addition, the Pro Water Note had a conversion feature, which at the sole option of the holder, would convert the Pro Water Note into shares of restricted common stock at a price of $0.10 per share.  The Pro Water Note is secured by all of the assets of Pro Water and the wastewater treatment facility owned by us. Subsequent to the closing of the Pro Water Agreement, Pro Water became our wholly-owned subsidiary.

On July 12, 2010, the terms of the Pro Water Agreement were amended whereby the number of shares of common stock paid to Metropolitan was increased to 33,333,333 (from 20,000,000).  In addition, the conversion rate of the Pro Water Note was also amended.  Previously the Pro Water Note was to be converted at $0.10 per share, however the Pro Water Note was at amended so that $1,600,000 of the Pro Water Note would be converted at $0.20 per share and $400,000 would be converted at $0.025 per share.  The Pro Water Note was also amended to have the following payment schedule: i) $100,000 paid on or before September 30, 2010; ii) $200,000 paid on or before December 31, 2010; iii) $200,000 paid on or before March 31, 2011 and vi) the remaining amount of $1,500,000 with unpaid interest on or before June 30, 2011. The $100,000 payment due in September 2010, was paid in October of 2010.

On January 14, 2011, the terms of the Pro Water Note were amended for a second time. As of the date of the second amendment, the unpaid principal amount was $1,880,000. Under the terms of the second amendment, the term of the Pro Water Note was extended for five (5) years and all accrued interest was forgiven.  In addition, our payments were to be in sixty (60) monthly payments of $35,478 commencing, January of 2011 and concluding December of 2015. All other terms, including conversion and interest rates have remained the same as in the first amendment to the Pro Water Note. The Company accounted for the change in terms of the debt as an extinguishment of the debt due to the significant change in the repayment period.

The acquisition of Pro Water was accounted for as a reverse acquisition in accordance with Accounting Standards Codification (“ASC”) 805 Business Combinations. We determined for accounting and reporting purposes that Pro Water was the acquirer because of the significant holdings and influence of Horst Franz Geicke before and after the acquisition. As a result of the transaction, Horst Franz Geicke, individually and through entities of which he has common control (the “Control Group”) owned in excess of 44% of issued and outstanding common stock of the Company on a diluted basis.

The ownership in the Company by the Control Group could have a significant influence on the direction and management of the Company.  Such influence could have been exerted through voting agreements which expired in January of 2011.  In connection with the Pro Water acquisition, certain members of management entered into voting agreements in which the Control Group could have elected, appointed or removed a majority of the members of the governing body of the Company. The Control Group could additionally have influenced on the Company because they have provided funding for operations of the Company, prior to the acquisition of Pro Water in an attempt to settle the debts of the Company.  The Control Group had additional influence through the Pro Water Note which was due and payable to Metropolitan, who is part of the Control Group.  Lastly, Pro Water is significantly larger than the Company in terms of assets and operations. Thus, the future operations of Pro Water will be the Company’s intended primary operation and thus more indicative of the operations of the consolidated entity on a going forward basis.

Centerline SWD™

ProWater expects to deliver the first Centerline SWD™ system in North Dakota by the end of January 2012, with projected completion by March 2012. The next three wells will be completed in June, September and November 2012, respectively. In 2013, three additional wells will be completed, totaling seven in the North Dakota Bakken Shale.

DynIX™

The Company has signed licensing agreements for Australia and Asia with World Environmental Solutions Pty Ltd (“WES”).  However, currently there are no definitive or pending agreements for DynIX™.

MultiGen

On August 27, 2010, we entered into a Technology Purchase Agreement with World Environmental Solutions Pty Ltd, an Australian company (“WES”).  In exchange for an investment in WES, we purchased certain technologies, including all intellectual property rights and pending patents of WES.  Such patents and patent applications include patent number 20088237617 and patent application number 12/261585.  Both patents relate to the water extraction and electricity generation units as referred to as MultiGen.

Effective September 1, 2011, along with SET IP Holdings LLC, a Utah limited liability company, we entered into an amendment with WES to the aforementioned Technology Purchase Agreement (“Amendment to the TPA”).  Pursuant to the terms of the Amendment to the TPA: (i) SET Corp’s option to purchase 3% of the capital stock of WES has been canceled; (ii) WES’ warrant to purchase 5,000,000 shares of SET Corp’s common stock at a price of $0.35 per share has been canceled; (iii) WES’ $200,000 convertible secured promissory note issued by SET Corp. (convertible at $0.35 per share of SET Corp’s common stock), and all security interests granted thereunder, has been canceled; (iv) SET Corp’s ownership of 12% of the capital stock of WES has been canceled; (v) SET Corp’s payment to WES upon certain terms of WES’ successful installation and sale of a MultiGen unit has been reduced to 3,750,000 shares of SET Corp’s common stock; (vi) the maximum share issuance by SET Corp to WES based on WES royalties paid to SET Corp for certain WES sales of MultiGen units has been reduced to 5,000,000 shares of SET Corp’s common stock; (vii) any shares of SET Corp common stock issued to WES pursuant to the Agreement, as amended, shall be restricted from transfer for one year from the date of issuance; (viii) SET Corp maximum royalty obligation to WES for SET Corp sales of MultiGen units has been reduced to $500,000; (ix) WES shall pay SET Corp a royalty of 10% of gross revenues for WES sales of MultiGen units; (x) WES and SET Corp shall split 75/25 certain fees paid to WES in connection with agency for sales of MultiGen units outside of Australia; and (xi) the parties have covenanted to use their best efforts in regards to maintaining distributor status for sourcing components for the Multigen units.

On October 17, 2011 SET Corp shipped the first order for its high efficiency MultiGen combined cooling, heating and power, plus water generation systems (CCHP +H20) to a commercial facility in Australia for a retrofit construction project.  Subject to a successful outcome for this first installation, coordinated by SET Corp's exclusive worldwide master distributor, World Environmental Solutions (WES), further orders are expected in 2012 from over a dozen currently quoted projects. Upon a successful launch of the MultiGen in Australia, SET Corp intends to promote the MultiGen throughout the Americas, starting with the USA, in Q4 of 2012.

RISK FACTORS

Risks Related to Our Business

General economic conditions may have an adverse impact on demand for our services.  Demand for wastewater injection that results from oil and gas extraction is affected by general economic conditions. A downturn in the global energy market reduces demand for oil and gas. A prolonged downturn in the global economy could have a material adverse effect on our business in a number of ways, including decreased demand for our services, which would result in lower sales. Uncertainty about future economic conditions makes it challenging for us to: forecast demand for our products and our operating results, make business decisions and identify the risks that may affect our business. If we are not able to timely and appropriately adapt to changes resulting from the difficult macroeconomic environment, our business, results of operations and financial condition may be materially and adversely affected.

We will operate in an intensely competitive industry, and there can be no assurance that we will be able to compete effectively. The wastewater disposal business is highly competitive, and other companies presently in the market, or that could enter the market, could adversely affect prices for our services.  There are numerous other entities operating and considering or in the process of construction o of wastewater injection wells, some of which are near our region.  Nationally, the wastewater treatment may become more competitive given the substantial initial construction of wastewater injection wells currently taking place. In light of such competition, there is no assurance that we will be able to complete or successfully sell our products at a profitable price.

Our operating costs could be higher than we expect, and this could reduce any dividends we may potentially pay.  In addition to general market fluctuations and economic conditions, we could experience significant operating cost increases from numerous factors, many of which are beyond our control. Operating our plant(s) subjects us to ongoing compliance with applicable governmental regulations, such as those governing pollution control, occupational safety and other matters.  We may have difficulty complying with these regulations and our compliance costs could increase significantly.

Technological advances could significantly decrease the cost of injecting wastewater, and if we are unable to adopt or incorporate technological advances into our operations, our plant(s) could become uncompetitive or obsolete.  We expect that technological advances in the processes and procedures for treating wastewater will continue to occur.  It is possible that those advances could make the processes and procedures that we intend to use at our plant(s) less efficient or obsolete.  These advances could also allow our competitors to treat wastewater at a lower cost than us.  If we are unable to adopt or incorporate technological advances, our methods and processes could be less efficient than our competitors, which could cause our plant(s) to become uncompetitive.

Competition for qualified personnel in the wastewater industry is intense, and we may not be able to hire and retain qualified managers, engineers and operators to operate the plant efficiently.    Our success depends in part on our ability to attract and retain competent personnel.  We must hire or otherwise engage qualified managers, engineers and accounting, human resources, operations and other personnel.  Competition for employees in the wastewater industry is intense.  If we are unable to hire, train and retain qualified and productive personnel, we may not be able to operate our plant(s) efficiently.

Risks Related to Regulation and Governmental Action

Compliance with new and existing environmental laws and regulations could significantly increase our expansion costs, and force us to delay or halt expansion operation.  To operate our plants, we need to comply with a number of permitting requirements.  We may have difficulties obtaining these permits.  As a condition of granting necessary permits, regulators could make additional demands that increase our costs of expansion and operations, in which case we could be forced to obtain additional debt or equity capital.  Environmental issues, such as contamination and compliance with applicable environmental standards, could arise at any time during the expansion and operation of the plant.  If this occurs, it would require us to spend significant resources to remedy the issues and may delay or prevent expansion or operation of the plant.  This would significantly increase the cost of the plant.  We cannot assure you that we will be able to obtain and comply with all necessary permits to expand and operate the plant.

Our business is subject to extensive and potentially costly environmental regulations that could change and significantly increase our operating costs.  We are subject to environmental regulations of regulatory agencies.  These regulations could result in significant compliance costs and may change in the future.  Also, such agencies may seek to implement additional regulations or implement stricter interpretations of existing regulations.  Changes in environmental laws or regulations or stricter interpretation of existing regulations may require significant additional capital expenditures or increase our operating costs, thereby causing the loss of some or all of your investment.

In addition, our plant(s) could be subject to environmental nuisance or related claims by employees, property owners, environmental groups or residents near the plant arising from air, water or other discharges.

These individuals and entities may object to these discharges and emissions into the environment from the plant.  Environmental and public nuisance claims, tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs and affect our profitability.

Risks Related to our Common Stock

There is no assurance that we will be able to pay dividends to our shareholders, which means that you could receive little or no return on your investment.  Payment of dividends from our earnings and profits may be made at the sole discretion of our board of directors, subject to the provisions of the California Corporation Code and our articles.  There is no assurance that we will generate any distributable cash from operations.  Our board may elect to retain cash for operating purposes, debt retirement, plant acquisitions, construction, improvements or expansion.  Consequently, you may receive little or no return on your investment.

We may authorize and issue shares of new classes that could be superior to or adversely affect you as a holder of our common stock.  Our board of directors and shareholders have the power to authorize and issue shares of classes that have voting powers, designations, preferences, limitations and special rights, including preferred distribution rights, conversion rights, redemption rights and liquidation rights. These shares may be issued at a price and on terms determined by our board of directors.  The terms of the shares and the terms of issuance of the shares could have an adverse impact on your rights and could dilute your financial interest in us.

Our shares will be subordinate to all of our debts and liabilities, which increases the risk that you could lose your entire investment.  Our shares are equity interests that will be subordinate to all of our current and future indebtedness with respect to claims on our assets.  In any liquidation, all of our debts and liabilities must be paid before any payment is made to our shareholders.  The amount of any debt financing we incur to finance the construction and commencement of operations at the plant, plus possible additional borrowings and operating liabilities, creates a substantial risk that in the event of our bankruptcy, liquidation or reorganization, we may have no assets remaining for distribution to our shareholders after payment of our debts.

There is a limited public market for our common stock. There is currently a limited public market for the common stock. Holders of our common stock may, therefore, have difficulty selling their common stock, should they decide to do so. In addition, there can be no assurances that such markets will continue or that any shares of common stock will be able to be sold without incurring a loss. Any such market price of the common stock may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the common stock in the future. Further, the market price for the common stock may be volatile depending on a number of factors, including business performance, industry dynamics, news announcements or changes in general economic conditions.

Our common stock may be deemed penny stock with a limited trading market. Our common stock is currently listed for trading in the OTCQB, which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the “penny stock rules” adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules,” investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTCQB, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders.

SELLING STOCKHOLDERS

This Prospectus relates to Shares that are being registered for reoffers and resales by Selling Stockholders who have acquired (or, in some cases, may acquire) shares pursuant to the 2010 Plan. Non-affiliates holding less than 1,000 restricted shares issued under the 2010 Plan and who are not named below may use this Prospectus for the offer or sale of those shares.

Beneficial ownership is determined in accordance with the rules of the Commission, is based upon 221,449,436 shares outstanding as of the date of this Prospectus, and generally includes voting or investment power with respect to securities. Options to purchase shares of common stock that are currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of restricted stock, whether vested or unvested, are deemed to be outstanding and to be beneficially owned by the person holding such restricted stock for the purpose of computing the percentage ownership of such person and are treated as outstanding for the purpose of computing the percentage ownership of each other person. After the resale of all Shares that may be so offered for resale pursuant to this Prospectus, and assuming no other changes in beneficial ownership of the Company’s Common Stock after the date of this Prospectus, each Selling Stockholder would own less than 1% of the Company’s Common Stock.

The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are “affiliates” of the Company.

Selling Stockholder	Position (1)	Shares Beneficially Owned		Number of Restricted Shares Offered for Resale (2)	Number of Control Shares Offered for Resale (3)	Beneficially Owned After the Resale (4)
Robert J. Glaser	CEO Director	8,232,000	(5)	0	500,000	7,732,000
Keith Morlock	Secretary Director	9,300,000	(6)	0	500,000	8,800,000
Grant King		22,187,763		300,000	0	21,887,763
Wallie Ivison		2,600,000		300,000	0	2,300,000
Cynthia Glaser	CFO	250,000		0	150,000	250,000
Scott Olson		500,000	(7)	100,000	0	500,000
E. Holt Williams		0		100,000	0	0
Glen Donaghoe		0		50,000	0	0
Robert Teters		0		50,000	0	0
Peter Thatcher		0		25,000	0	0
Sharon Swart		0		25,000	0	0
Sheree Wilkinson		0		25,000	0	0

(1)	All Selling Stockholders are employees, directors or consultants of the Company. The positions of officers and directors are specifically described.

(2)	Includes shares of restricted stock previously granted under the 2010 Plan.

(3)	Includes shares of restricted stock previously granted under the 2010 Plan.

(4)	Assumes that all shares offered for resale pursuant to this Prospectus are sold.

(5)	Includes options to purchase 1,700,000 shares of common stock.

(6)	Includes options to purchase 1,700,000 shares of common stock.

(7)	Options to purchase common stock.

PLAN OF DISTRIBUTION

The purpose of the Prospectus is to permit the Selling Stockholders, if they desire, to offer for sale and sell the shares they acquired pursuant to the 2010 Plan at such times and at such places as the Selling Stockholders choose.

The decision to sell any shares, is within the discretion of the holders thereof, subject generally to the Company’s policies affecting the timing and manner of sale of Common Stock by certain individuals, certain volume limitations set forth in Rule 144(e) of the Securities Act. There can be no assurance that any shares will be sold by the Selling Stockholders.

The Selling Stockholders have advised the Company that sales of shares may be effected from time to time in one or more types of transactions (which may include block transactions) on the OTCQB, in the over-the-counter market, in negotiated transactions, through the writing of options on the shares, through settlement of short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at fixed prices (which may be changed) or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the Selling Stockholders.

The Selling Stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Selling Stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act.

The Company has informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon for the Company by Scott Olson, Esq., Aliso Viejo, CA.

EXPERTS

Our consolidated financial statements as of March 31, 2011 and for the years then ended, incorporated by reference in this prospectus and the related financial statement schedule incorporated by reference in this prospectus have been audited by dbbmckennon, independent registered public accounting firm, as stated in their reports incorporated by reference herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The foregoing financial statements have been incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS GIVEN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

2,125,000 SHARES
SUSTAINABLE ENVIRONMENTAL DEVELOPMENT CORPORATION
COMMON STOCK
PROSPECTUS
November 10, 2011

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

Item 3.  Incorporation of Documents by Reference.

The Company incorporates the following documents by reference in the registration statement:

(a)	The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2011 filed June 29, 2011;
(b)	The description of the Company's common stock contained in the Company's Registration Statement on Form SB-2, as amended, filed September 19, 2006;
(c)	The Company’s Current Report on Form 8-K filed September 8, 2011; and
(d)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed August 9, 2011, as amended on September 21, 2011;

All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Item 4.  Description of Securities.

The class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Officers and Directors

The Company's Bylaws provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Section 317 of the California Corporations Code makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 317 also provides that the indemnification provided by this section is not exclusive to the extent additional rights are authorized in a corporation's articles of incorporation.

The Company's Articles of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by the Company or (iv) for any transaction from which the director derives an improper personal benefit.

Item 7.  Exemption from Registration Claimed

The shares of Common Stock which may be sold pursuant to the reoffer prospectus for the respective accounts of the Selling Stockholders issued to the Selling Stockholders under the 2010 Plan were issued by the Company in reliance upon the available exemptions from the registration requirements of the Securities Act, including those contained in Rule 701 promulgated under Section 3(b), which relates to exemptions for offers and sales of securities pursuant to certain compensatory benefit plans.

Item 8.  Exhibits

See Exhibit Index.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

PROVIDED, HOWEVER, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Post-Effective Amendment No. 1 to Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Anaheim, County of Orange, State of California, on the 10th day of November, 2011.

Sustainable Environmental Technologies Corporation

By: /s/ Bob Glaser
Bob Glaser, CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Date: November 10, 2011	By: /s/ Bob Glaser
Bob Glaser, CEO, Director
(Principal Executive Officer)

Date: November 10, 2011	By: /s/ Cynthia Glaser
Cynthia Glaser, CFO
(Principal Accounting Officer)

Date: November 10, 2011	By: /s/ Keith Morlock
Keith Morlock, Director

Date: November 10, 2011	By: /s/ Steve Ritchie
Steve Ritchie, Director

Exhibit Index

5*	Opinion of Scott Olson, Esq., consent included, relating to the issuance of the securities pursuant to the Plan

10.1	2010 Incentive and Nonstatutory Stock Option Plan, dated July 7, 2010 (1)

23.1*	Consent of Scott Olson, Esq. (contained in the opinion set forth as Exhibit 5)

23.2	Consent of dbbmckennon, Certified Public Accountants

(1) Incorporated by reference to Exhibit A of registrant’s proxy statement on Form DEF14C as filed July 9, 2010.
*  previously filed